                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant / /

Filed by a Party other than the Registrant /X/

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ /  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to 14a-11(c) or 14a-12

                         SEALED AIR CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

LOGO

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 17, 1996
                               ------------------

     The Annual Meeting of Stockholders of Sealed Air Corporation, a Delaware corporation (the "Company"), will be held on May 17, 1996 at 11:00 A.M., Eastern Daylight Savings Time, at the offices of the Company at Park 80 East, Second Floor, Saddle Brook, New Jersey 07663-5291, for the following purposes:

          1.  to elect directors;

          2. to consider and act upon proposed amendments of the Restricted Stock Plan for Non-Employee Directors of the Company;

          3. to ratify the appointment of KPMG Peat Marwick LLP as the independent auditors of the Company for the fiscal year ending December 31, 1996; and

          4. to transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on March 20, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

     A copy of the Company's 1995 Annual Report to Stockholders has been sent to all stockholders of record. Additional copies are available upon request.

     The Company invites you to attend the meeting so that management can review the past year with you, listen to your suggestions, and answer any questions you may have. In any event, because it is important that as many stockholders as possible be represented at the meeting, please review the attached Proxy Statement promptly and then complete and return the enclosed proxy in the accompanying post-paid, addressed envelope. If you attend the meeting, you may vote your shares personally even though you have previously mailed the enclosed proxy.

                                           By Order of the Board of Directors
                                               H. KATHERINE WHITE
                                                   Secretary

Saddle Brook, New Jersey
March 27, 1996

                             SEALED AIR CORPORATION
                                  PARK 80 EAST
                      SADDLE BROOK, NEW JERSEY 07663-5291

                                PROXY STATEMENT

                              DATED MARCH 27, 1996
                            ------------------------

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 17, 1996
                            ------------------------

                              GENERAL INFORMATION

     This Proxy Statement is being furnished to the stockholders of Sealed Air Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the offices of the Company at Park 80 East, Second Floor, Saddle Brook, New Jersey at 11:00 A.M., Eastern Daylight Savings Time, on May 17, 1996 and at any adjournments thereof. The enclosed proxy is being solicited by the Board of Directors of the Company.

     In order for shares to be voted at the Annual Meeting, the record owner of such shares must either duly execute and return a proxy representing such shares at or before the Annual Meeting or vote such shares in person at the Annual Meeting. Shares represented by proxies so executed and returned will be treated as being present for the purpose of determining the presence of a quorum at the meeting. If a stockholder specifies on the proxy the manner in which such stockholder's shares are to be voted on a matter, the shares represented by the proxy will be voted in accordance with such specification. If a stockholder does not make such a voting specification, such shares will be voted in the manner recommended by the Board of Directors as indicated in this Proxy Statement and on the proxy.

     Stockholders who own shares through a brokerage firm, bank or other nominee should expect to be contacted by such institution for voting instructions. Under the rules of the New York Stock Exchange, Inc., brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from their customers who are the beneficial owners of such shares. The Company understands that, unless instructed to the contrary by the beneficial owners of shares held in street name, brokers may exercise such authority to vote on the election of directors, the amendment of the Restricted Stock Plan for Non-Employee Directors of the Company, and the ratification of the appointment of the Company's auditors. Any shares owned through a brokerage firm, bank or other nominee that are not voted on any of the matters to be considered at the meeting will not be considered as present and entitled to vote at the meeting. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by the stockholders will be treated as present at the meeting for the purpose of determining a quorum but will not be counted as votes cast on such matters.

     A stockholder of record giving the enclosed proxy has the power to revoke it at any time before it is exercised by giving written notice to the Company bearing a later date than the proxy, by the execution and delivery to the Company of a subsequently dated proxy, or by voting in person at the Annual Meeting. Any stockholder may vote in person at the Annual Meeting whether or not he or she has previously given a proxy.

     Each participant in the Company's Profit-Sharing Plan will receive a separate voting instruction card requesting that the participant provide voting instructions to Bankers Trust Company, trustee for the Profit-Sharing Plan (the "Trustee"), for the shares of Common Stock allocated to his or her account in such Plan. The Trustee will vote such shares as directed by each participant who provides voting instructions to it. In accordance with the terms of such Plan, shares allocated to the accounts of participants who do not provide voting instructions will be voted by the Trustee in the same proportion as shares are voted for participants who provide voting instructions.

     This Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about March 27, 1996.

                               VOTING SECURITIES

     The only voting securities of the Company are the outstanding shares of its common stock, par value $0.01 per share ("Common Stock"). As of March 20, 1996, 42,414,205 shares of Common Stock were issued and outstanding. Each stockholder is entitled to one vote for each share of Common Stock held. Only holders of record of Common Stock at the close of business on March 20, 1996 will be entitled to notice of and to vote at the Annual Meeting.

     A majority of such outstanding shares present in person or represented by proxy will constitute a quorum for the transaction of business at the Annual Meeting. Under the Company's By-Laws and the laws of the State of Delaware, directors are elected by a majority of the votes cast in the election, and the adoption of the proposed amendment to the Company's Restricted Stock Plan for Non-Employee Directors, the ratification of the appointment of auditors and any other matters to be considered at the Annual Meeting will be decided by the vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting.

     All share amounts and prices per share in this Proxy Statement have been adjusted as necessary to reflect a two-for-one split-up of the Common Stock in the nature of a 100% stock dividend (the "Stock Split") distributed on September 29, 1995 to stockholders of record at the close of business on September 15, 1995.

     The following table sets forth, as of March 15, 1996, the number and percentage of outstanding shares of the Company's Common Stock (i) beneficially owned by each person known to the Company to be the beneficial owner of more than five percent of the then outstanding shares of Common Stock, (ii) beneficially owned, directly or indirectly, by each director and nominee for election as a director and by each of the executive officers of the Company named in the Summary Compensation Table set forth on page 7, and (iii) beneficially owned, directly or indirectly, by all directors and executive officers of the Company as a group. Except as indicated below, none of the directors or executive officers listed below beneficially owns more than 1% of the outstanding shares of Common Stock.

                                                                                    PERCENTAGE
                                                              SHARES OF                 OF
                                                             COMMON STOCK          OUTSTANDING
                      BENEFICIAL OWNER                    BENEFICIALLY OWNED       COMMON STOCK
    ----------------------------------------------------  ------------------       ------------
    The Equitable Companies Incorporated(1).............       2,483,800                5.9%
      787 Seventh Avenue
      New York, New York 10019
    FMR Corporation(2)..................................       2,164,800                5.1%
      82 Devonshire Street
      Boston, Massachusetts 02109
    Janus Capital Corporation(3)........................       2,309,725                5.4%
      100 Fillmore Street, Suite 300
      Denver, Colorado 80206-4923
    Tiger Management Corporation(4).....................       2,608,604                6.2%
      101 Park Avenue
      New York, New York 10178
    John K. Castle......................................          10,536
    Lawrence R. Codey...................................           3,400
    T. J. Dermot Dunphy.................................       1,095,166(5)(6)          2.6%
    Charles F. Farrell, Jr. ............................          22,200(6)
    David Freeman.......................................           3,200
    Elmer N. Funkhouser III.............................         200,071(5)(6)
    William V. Hickey...................................         262,739(5)
    Warren H. McCandless................................         110,482(5)
    Alan H. Miller......................................         479,210                1.1%
    Robert L. San Soucie................................           9,000(6)
    Dale Wormwood.......................................          88,265(5)
    All directors and executive officers as a group
      (23 persons)......................................       3,059,545(7)             7.2%

---------------

(1) An Amendment No. 8 to Schedule 13G dated February 9, 1996 was filed by The Equitable Companies Incorporated ("Equitable") and by certain associated companies, including Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and Uni Europe Assurance Mutuelle, as a group, and AXA, indicating beneficial ownership of such shares held by Equitable's subsidiary Alliance Capital Management, L.P., with sole voting power as to 2,138,100 shares and sole investment power as to 2,483,800 shares.

(2) A Schedule 13G dated February 14, 1996 was filed by FMR Corp. ("FMR") indicating sole voting power as to 33,000 shares and sole dispositive power as to 2,164,800 shares. Such Schedule 13G indicates that Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR, beneficially owns 2,088,100 of such shares (as to which shares Edward C. Johnson 3d, chairman of FMR, and Fidelity Funds each have sole power of disposition). The power to vote these shares resides with the Boards of Trustees of Fidelity Funds. Of the shares beneficially owned by FMR, Fidelity Management Trust Company, a wholly owned subsidiary of FMR, is the beneficial owner of 74,100 shares, of which Mr. Johnson and FMR have sole dispositive power over 74,100 shares and sole voting power over 30,400 shares. Members of the family of Mr. Johnson may be deemed to control FMR. In addition, Fidelity International Limited ("FIL"), an independent company, has the sole power to vote and to dispose of 2,600 shares. Mr. Johnson serves as chairman of FIL, and Mr. Johnson and his family have the right to vote approximately 47% of the total votes of FIL voting stock.

(3) A Schedule 13G dated February 13, 1996 was filed by Janus Capital Corporation indicating beneficial ownership of 2,309,725 shares, with shared voting and dispositive power as to such shares. Such Schedule 13G states that Thomas H. Bailey may be deemed to control Janus Capital Corporation and to be a beneficial owner of such shares, which beneficial ownership Mr. Bailey specifically disclaims.

(4) An Amendment No. 4 to Schedule 13G dated February 12, 1996 was filed by Tiger Management Corporation ("TMC"), Panther Partners, L.P. ("PPLP") and Panther Management Company, L.P. ("PMCLP") indicating beneficial ownership of 2,387,604 shares by TMC and 131,000 shares by each of PPLP and PMCLP, with each such entity having shared voting and dispositive power as to such shares. Such Amendment No. 4 to Schedule 13G indicates that Julian H. Robertson, Jr. is the ultimate controlling person of TMC and PMCLP and is the beneficial owner, with shared voting and dispositive power, of such 2,608,604 shares.

(5) This figure includes approximately 67,116, 13,139, 11,271, 8,265, 7,682 and
    251,301 shares of Common Stock held in the Company's Profit-Sharing Plan trust fund with respect to which Messrs. Dunphy, Hickey, Funkhouser, Wormwood and McCandless and the executive officers of the Company who participate in such Plan as a group, respectively, may, by virtue of their participation in such Plan, be deemed to be beneficial owners. The participants in such Plan include, in general, all full-time employees of the Company except employees who are covered by collective bargaining agreements that do not provide for their participation. As of March 15, 1996, approximately 2,361,167 shares of Common Stock were held in the trust fund under such Plan, constituting approximately 5.6% of the outstanding shares of Common Stock. Bankers Trust New York Corporation and its wholly-owned subsidiary Bankers Trust Company, which subsidiary is the trustee of such Plan, filed a Schedule 13G dated as of December 31, 1995 in which both companies disclaimed beneficial ownership of the shares of Common Stock held by Bankers Trust Company as trustee of such Plan. Beneficial ownership of such shares by the Profit-Sharing Plan is also disclaimed.

(6) The number of shares held by Mr. Dunphy includes 80,200 shares held by him as custodian for certain of his children and 3,000 shares held by a charitable foundation for which he shares voting and investment power. The number of shares held by Mr. Farrell includes 11,200 shares held in a revocable retirement trust of which he is the trustee and sole beneficiary. The number of shares held by Mr. Funkhouser includes 4,800 shares held by him as custodian for one of his children. Mr. San Soucie shares investment and voting power as to 3,120 of the shares beneficially owned by him with his wife.

(7) This figure includes, without duplication, all of the outstanding shares referred to in notes 5 and 6 above as well as 5,648 shares held by or for family members of executive officers of the Company who are not named in the above table.

                             ELECTION OF DIRECTORS

     At the Annual Meeting, the stockholders of the Company will elect the whole Board of Directors to serve for the ensuing year and until their respective successors are elected and qualify. The Board of Directors has designated as nominees for election the seven persons named under "Information Concerning Nominees" below. All such nominees currently serve as directors of the Company.

     The shares represented by the enclosed proxy will be voted in favor of the election as directors of the seven nominees named below unless otherwise specified on the proxy. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election (which events are not anticipated), the shares represented by the enclosed proxy may be voted in favor of such other person as may be determined by the holders of such proxies.

                        INFORMATION CONCERNING NOMINEES

     The information appearing in the following table sets forth each nominee's business experience during the past five years, the year in which such nominee first became a director, and such nominee's age.

                                                                                 DIRECTOR
            NAME                            BUSINESS EXPERIENCE                   SINCE       AGE
----------------------------  ------------------------------------------------   --------     ---
John K. Castle(2)             Chairman and Chief Executive Officer of Castle       1971       55
                              Harlan, Inc., a merchant banking firm, and of
                              Branford Castle, Inc., a holding company.
                              Director of INDSPEC Chemical Corporation,
                              Quantum Restaurant Group, Inc. and UNC, Inc.
Lawrence R. Codey(1)          President and Chief Operating Officer since          1993       51
                              September 1991 and previously Senior Vice
                              President-Electric Business Unit of Public
                              Service Electric and Gas Company, a public
                              utility. Director of Public Service Enterprise
                              Group Incorporated, the Trust Company of New
                              Jersey and United Water Resources Inc.
T. J. Dermot Dunphy           President and Chief Executive Officer of the         1969       63
                              Company. Director of Public Service Enterprise
                              Group Incorporated and Summit Bancorp.
Charles F. Farrell, Jr.(1)    President of Crystal Creek Partners, an              1971       65
                              investment management and business consulting
                              firm. Director of Luminall Paints, Inc.(3)
David Freeman(2)              President and Chief Executive Officer of Loctite     1993       51
                              Corporation, a manufacturer of adhesives and
                              sealants. He has held senior management
                              positions with Loctite Corporation for more than
                              five years. Director of Loctite Corporation.
Alan H. Miller(2)             Private investor. Until his retirement in            1984       62
                              December 1994, President and Chief Executive
                              Officer of Laird, Inc., a manufacturer of
                              specialty folding cartons and special commercial
                              printing and a distributor of rigid plastics.
                              Director of The Laird Group, PLC.
Robert L. San Soucie(1)       Managing Director and President of MRV Financial     1971       68
                              Associates, a financial and management
                              consulting firm.

---------------
(1) Member of the Audit Committee of the Board of Directors. Mr. San Soucie serves as the chairman of such committee.

(2) Member of the Organization and Compensation Committee of the Board of Directors. Mr. Miller serves as the chairman of such committee.

(3) Mr. Farrell has advised the Company that from September 1990 to May 1991, he served as chief operating officer of The Exhibit Place, Inc., a corporation not affiliated with the Company, and that an involuntary petition in bankruptcy was filed with respect to that corporation in mid-1991.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Company's Board of Directors maintains an Audit Committee and an Organization and Compensation Committee. The members of such committees are directors who are neither officers nor employees of the Company. The Board of Directors has not established a nominating committee.

     The principal responsibilities of the Audit Committee are to advise the Board of Directors as to the selection of auditors, to confer with the firm appointed to audit the books and accounts of the Company and its subsidiaries and to determine, and from time to time report to the Board of Directors upon, the scope of such auditing.

     The principal responsibilities of the Organization and Compensation Committee are to determine the compensation of the officers of the Company and of the other employees of the Company or any of its domestic subsidiaries with a base annual salary of $90,000 or more, to administer the Company's Contingent Stock Plan and to authorize the issuance of shares of the Company's Common Stock under the Contingent Stock Plan, to perform the duties and responsibilities of the Board of Directors under the Company's Profit-Sharing Plan (except the authority to determine the amount of the Company's annual contribution to such
Plan) and its Thrift and Tax-Deferred Savings Plan, and to consider and advise the Board of Directors from time to time with respect to the organization and structure of the management of the Company. Additional information about such Plans is set forth under "Executive Compensation" below.

     During 1995, the Board of Directors held seven meetings, the Audit Committee held three meetings, and the Organization and Compensation Committee held four meetings (excluding in each case actions by unanimous written consent). All members attended at least 75% of the aggregate number of meetings of the Board and the committees on which they served.

                            DIRECTORS' COMPENSATION

     Each member of the Board of Directors who is neither an officer nor an employee of the Company (each a "Non-Employee Director") receives an annual retainer fee for serving as a director. The Restricted Stock Plan for Non-Employee Directors provides for the payment of such annual retainer in shares of the Company's Common Stock. (See "Amendment of the Restricted Stock Plan for Non-Employee Directors -- The Directors Stock Plan (as currently in effect).") During 1995, Messrs. Codey, Farrell, Freeman, Miller and San Soucie each received an annual retainer grant of 600 shares of Common Stock (after giving effect to the Stock Split) following their election at the 1995 Annual Meeting of Stockholders.

     In addition, each member of the Audit Committee and of the Organization and Compensation Committee receives a retainer fee of $2,000 per year for serving as a member of such committee. The chairman of each such committee receives an additional retainer fee for serving as such, which the Board of Directors increased during 1995 from $1,500 per year to $2,000 per year. Each Non-Employee Director also receives a fee for each Board or committee meeting attended. During 1995, such meeting attendance fee was increased from $750 per meeting to $1,000 per meeting. These fees are paid in cash in quarterly installments and were last adjusted in 1987. All directors are reimbursed for expenses incurred in attending Board or committee meetings.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                                     COMPENSATION
                                                   ANNUAL            ------------
                                              COMPENSATION(1)         CONTINGENT
                                            --------------------        STOCK            ALL OTHER
   NAME AND PRINCIPAL POSITION      YEAR     SALARY      BONUS        AWARDS(2)       COMPENSATION(3)
----------------------------------  -----   --------    --------     ------------     ----------------
T. J. Dermot Dunphy...............   1995   $363,600    $340,000      $1,590,000          $ 29,481
  President and Chief                1994    363,600     300,000             -0-            29,000
  Executive Officer                  1993    363,600     240,000       1,350,000            31,752
William V. Hickey.................   1995   $217,767    $150,000      $  795,000          $ 23,081
  Executive Vice                     1994    186,933     110,000             -0-            22,600
  President and Chief                1993    177,267      65,000         450,000            24,907
  Operating Officer
Elmer N. Funkhouser III...........   1995   $211,600    $ 95,000      $      -0-          $ 26,481
  Senior Vice                        1994    210,267      92,000             -0-            26,000
  President                          1993    203,600      60,000         450,000            28,752
Dale Wormwood.....................   1995   $184,433    $ 95,000      $      -0-          $ 24,531
  Senior Vice                        1994    177,433      80,000             -0-            24,050
  President                          1993    170,267      70,000         485,000            25,993
Warren H. McCandless..............   1995   $184,433    $ 75,000      $      -0-          $ 22,881
  Senior Vice                        1994    177,433      75,000             -0-            22,400
  President-Finance                  1993    170,267      62,000         450,000            24,239

---------------

(1) Annual compensation is reported in this table before deducting amounts deferred pursuant to Section 401(k) of the Internal Revenue Code, as amended (the "Code"), under the Company's Thrift and Tax-Deferred Savings Plan (the "Thrift Plan") or other amounts excludible from income for tax purposes. Perquisites, other personal benefits, securities and property paid or accrued during each year not otherwise reported did not exceed for any named executive officer the lesser of $50,000 or 10% of the annual compensation reported in the Summary Compensation Table for that individual.

(2) Represents the fair market value on the date of award made under the Company's Contingent Stock Plan after deducting the purchase price of the shares covered by such award. The total number of unvested shares held by each of the named executive officers as of December 31, 1995 is set forth in the following table, and the fair market values of such unvested shares as of such date are as follows: Mr. Dunphy: $5,600,000; Mr. Hickey: $2,240,000; and each of Mr. Funkhouser, Mr. Wormwood, and Mr. McCandless: $1,120,000. Such awards, all of which were granted with a vesting period of three years, vest as follows:

                                                 1996         1997        1998
                                                -------       ----       ------
T. J. Dermot Dunphy...........................  120,000       -0-        80,000
William V. Hickey.............................   40,000       -0-        40,000
Elmer N. Funkhouser III.......................   40,000       -0-           -0-
Dale Wormwood.................................   40,000       -0-           -0-
Warren H. McCandless..........................   40,000       -0-           -0-

     During the vesting period, pursuant to the terms of such Plan, recipients of awards are entitled to receive any dividends or other distributions with respect to the unvested shares they hold.

(3) Includes Company contributions to the Company's Profit-Sharing Plan, employer matching contributions under the Company's Thrift Plan, and premiums paid by the Company for supplemental universal life insurance policies owned by the named executive officers. For 1995, such amounts were as follows:

                                            PROFIT-                    INSURANCE
                                            SHARING       THRIFT       PREMIUMS
                                            -------       ------       ---------
T. J. Dermot Dunphy.......................  $15,481       $4,500        $ 9,500
William V. Hickey.........................   15,481        4,500          3,100
Elmer N. Funkhouser III...................   15,481        4,500          6,500
Dale Wormwood.............................   15,481        4,500          4,550
Warren H. McCandless......................   15,481        4,500          2,900

     The Company's Profit-Sharing Plan and its Thrift Plan are broad-based qualified defined contribution plans. Contributions to the Profit-Sharing Plan are made only by the Company. Further information about the Profit-Sharing Plan is discussed in note 5 to the table under "Voting Securities" above.

REPORT OF ORGANIZATION AND COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

     The Company's executive compensation program consists of salaries, annual bonuses tied to performance, and periodic awards under the Company's Contingent Stock Plan. The Company's executive compensation philosophy is to provide executive salaries that, based upon such sources of information (including compensation surveys) as the Committee considers to be reliable and its own judgment, are intended to be relatively modest when compared with manufacturing companies of comparable size and annual bonuses that are intended to be somewhat higher than those provided by such other companies. The Committee believes that the compensation paid to the named executive officers is consistent with that intention. It is also part of the Company's philosophy to make substantial awards of Common Stock under the Contingent Stock Plan as long-term incentive compensation to the named executive officers as well as to other executives when, in the judgment of the Committee, it is appropriate to do so.

     This program is designed to provide appropriate incentives toward the achievement of the Company's annual and long-term strategic objectives, to support a performance-oriented environment based on the attainment of goals and objectives that are intended to benefit the Company and its stockholders, to create an identity of interests between the Company's executive officers and the stockholders, and to attract, retain and motivate key executives who are important to the Company's long-term success. The Committee believes that this program effectively provides these incentives as evidenced by the Company's long-term record of growth and enhancement of stockholder value.

     Salaries and Annual Bonuses

     As noted elsewhere in this Proxy Statement, the Committee is responsible for determining the compensation of the executive officers of the Company as well as other executives with base salaries in excess of $90,000. The Committee conducted an annual compensation review during the first quarter of 1995. In connection with such review, the Company's chief executive officer submitted recommendations to the Committee with respect to the other named executive officers as well as the other executives whose compensation is determined by the Committee. Following a review of such recommendations, the Committee approved 1994 cash bonuses and 1995 salary rates for the named executive officers as well as such other executives with such modifications to the chief executive officer's recommendations as the Committee deemed appropriate, none of which were material. Salary adjustments for the named executive officers are determined principally by growth of or changes in the responsibilities of the particular named executive officer as well as by the Committee's evaluation of changes in the market demand for executives of the capability and experience employed by the Company in the context of the total compensation paid to the particular named executive officer.

     The Committee evaluates the performance of the chief executive officer, reviews its evaluation with him, and based on such evaluation and review determines his compensation and performance and bonus objectives. The Committee and the chief executive officer believe that his annual compensation should be weighted somewhat toward annual incentive compensation in the form of cash bonuses rather than salary but that, on an overall basis, his compensation should be weighted more heavily toward long-term incentive compensation derived from equity ownership in the Company through the Contingent Stock Plan. Accordingly, Mr. Dunphy's salary remained at the same rate in 1995 as that established in 1991. Salary increases in 1995 for the other executive officers named in the Summary Compensation Table ranged from 0% to 18.9%. These salary increases were based primarily upon the factors discussed above, with the largest increase being made to Mr. Hickey as a consequence of his expanded responsibilities as Executive Vice President and Chief Operating Officer of the Company.

     In connection with the annual compensation review conducted in the first quarter of 1995, based upon recommendations submitted to the Committee by the chief executive officer and the Committee's determination of Mr. Dunphy's performance objectives, the Committee also established 1995 annual cash bonus objectives that were tied to corporate and personal performance goals for 1995. The Committee endeavors to set such annual cash bonus objectives at a level that links a substantial portion of each individual's annual cash compensation to the attainment of such performance goals, with the intention of providing appropriate incentives to their attainment.

     The principal measure of corporate performance that is used to establish annual cash bonuses is the extent to which the Company's business plan for the year in question is attained. Such business plan is developed prior to the beginning of such year by management and approved by the Board of Directors. No single measure of financial performance is relied upon exclusively to measure attainment of the Company's business plan. However, the greatest weight is given to the achievement of budgeted targets for net sales, operating profit, net earnings, and measures of expense control and balance sheet management including cash flow measures such as earnings before taxes, interest, depreciation and amortization (commonly referred to as "EBITDA"). The Company does not make its business plan public, nor does the Company make public projections of its financial performance. Accordingly, the specific financial targets upon which such annual cash bonus objectives are based are not publicly available. However, in 1995, the Company achieved and, in certain respects, substantially exceeded its principal financial objectives.

     In addition to the corporate performance goals discussed above, the Company's chief executive officer is evaluated based on his demonstration of leadership in providing strategic direction to the Company, in developing and maintaining an effective management team for the Company, and on his effectiveness in communicating and implementing a strong corporate culture and vision both within and outside of the Company. The other named executive officers are also evaluated based upon their attainment of individualized management goals within their particular areas of responsibility which, in the case of the named executive officers who have overall responsibility for operating units of the Company, include such operating unit's achievement of its own financial targets.

     Bonus awards for 1995 were determined in the first quarter of 1996 based on an evaluation of the Company's financial performance during 1995 against its 1995 business plan as well as the Committee's evaluation of each individual's degree of attainment of such individual's other performance goals for 1995. The Committee does not apply fixed weightings to corporate or personal performance goals in determining the amount of cash bonus awards, although the Committee generally places greater emphasis on financial performance than on other personal performance objectives.

     As a consequence, following a review of recommendations made to the Committee by the Company's chief executive officer and after weighing the degree of attainment of these objectives in 1995 as well as the degree of attainment by each of the named executive officers of their other 1995 goals and objectives, and following the Committee's review and evaluation of Mr. Dunphy's performance, the Committee awarded the cash bonuses to each of the named executive officers for 1995 that are set forth in the Summary Compensation Table, made 1996 salary adjustments for such individuals, and set 1996 annual cash bonus objectives for such individuals with such modifications to the chief executive officer's recommendations as the

Committee deemed appropriate, none of which were material. Such 1995 cash bonuses were based primarily on the factors discussed above.

     Contingent Stock Plan

     The Company's Contingent Stock Plan, which has been in effect since 1976, is intended to provide an effective method of motivating performance of key employees, including executive officers of the Company, and of creating an identity of interests in participating employees with the interests of the stockholders. The Plan provides for the award of shares of Common Stock to such key employees of the Company or any of its subsidiaries as the Committee determines to be eligible for awards. It is expected that recipients of awards will retain a substantial portion of the shares awarded to them in order to foster an identity of interests with the stockholders of the Company.

     Shares of Common Stock issued under this Plan are subject to an option in favor of the Company for three years after they are awarded to repurchase the shares upon payment of an amount equal to the price at which such shares were issued, which in all cases to date has been $1.00 per share. This option is exercisable by the Company only upon the termination of an employee's employment during such three-year period other than as a result of death or total disability. Such option terminates upon the occurrence of any of certain events related to change of control of the Company that are specified in the Plan. Shares of Common Stock issued pursuant to this Plan may not be sold, transferred or encumbered by the employee while the Company's option to repurchase the shares remains in effect.

     Awards are made under the Contingent Stock Plan both to reward short-term performance with equity-based compensation and to motivate the recipient's long-term performance. The Committee has not followed the practice of making annual awards to individuals who have been determined to be eligible to participate in the Plan. However, the Committee periodically reviews the stock ownership of key employees and, when it deems it appropriate, makes awards under the Plan to reflect the contributions of those individuals to specific Company achievements and to provide motivation toward the achievement of additional strategic objectives.

     Based on such a review made in 1995, the Committee made awards in 1995 to Messrs. Dunphy and Hickey, which awards are listed in the Summary Compensation Table. In making such awards, the Committee took account of the contributions of each of such individuals to the growth and profitability of the Company in 1994, including their contributions in carrying out the acquisition in early 1995 of Trigon Industries Limited.

     Since the vesting of awards under the Contingent Stock Plan is not subject to the attainment of performance objectives, it is possible that awards under this Plan to named executive officers, when taken in conjunction with their annual compensation, could become subject to the limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended, under which the Company may deduct in any year beginning after December 31, 1993, subject to certain exceptions, only $1 million of compensation payable to any named executive officer. Under the terms of the Contingent Stock Plan, a recipient of an award has the right to elect to be taxed, for Federal income tax purposes, on the amount of income attributable to the award in the year in which the award is accepted. If such election is not made, the amount of income attributable to such award is determined and is taxable in the year in which such award vests. A portion of the compensation attributable to awards made in 1995 and earlier years to certain named executive officers may not be deductible by the Company. The Company is considering alternatives to minimize or eliminate the effect of nondeductible compensation in connection with awards under the Contingent Stock Plan. The Company does not expect the limitations on deductibility to have a material impact on its financial condition.

     Stock Performance

     While the Committee takes note of the performance of the Company's Common Stock in its compensation decisions, it does not consider such performance to be a principal determinant in making such decisions since total return to stockholders reflected in the performance of the Company's stock price is subject to factors affecting the securities markets that are unrelated to the Company's performance.

     The Committee believes that, by measuring management's performance and compensating management based upon factors relating to the Company's growth and profitability and the contributions of each of its executives to the achievement of the Company's objectives, appropriate incentives are provided to align management's interests with the long-term growth and development of the Company as well as the interests of its stockholders. The Committee also believes that there are many ways by which the named executive officers as well as other executives in the Company contribute to building a successful company and that, while the results of those efforts may eventually appear in the financial statements or be reflected in the Company's stock price, many of the long-term strategic decisions made in pursuing the Company's growth and development may have little visible impact in the short term.

     The Committee notes that the performance of the Company's Common Stock in the five-year period ending December 31, 1995 has exceeded that of both the Standard & Poor's 500 Stock Index and the peer group index shown in the performance table appearing below. Stockholders of the Company who held shares of the Company's Common Stock throughout the period had a total return of 348% (or an annual compounded return of 35.0%). This total return compares to a five-year total return of 113.2% (or an annual compounded return of 16.4%) for the Standard & Poor's 500 Stock Index and a five-year total return of 63.8% (or an annual compounded return of 10.4%) for the peer group index shown in the performance table appearing below.

                                         Organization and Compensation Committee
                                                 of the Board of Directors

                                                    Alan H. Miller, Chairman
                                                    John K. Castle
                                                    David Freeman

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

     None of the members of the Organization and Compensation Committee has been an officer or employee of the Company or any of its subsidiaries. Until the end of 1983, Mr. Miller was the President of Cellu-Products Company, a corporation that the Company acquired in October 1983.

     Mr. Codey is the President and Chief Operating Officer of Public Service Electric and Gas Company. Mr. Dunphy is a member of the Organization and Compensation Committee of the Board of Directors of Public Service Enterprise Group Incorporated, the parent company of Public Service Electric and Gas Company. Such committee administers the compensation program for executive officers of Public Service Electric and Gas Company.

COMMON STOCK PERFORMANCE COMPARISON

     The following graph compares for the five years ended December 31, 1995 the cumulative total return on an investment of $100 assumed to have been made on December 31, 1990 in the Company's Common Stock (after giving effect to two-for-one stock splits effected in 1992 and 1995 for all periods presented) with that of comparable investments assumed to have been made on such date in
(a) the Standard & Poor's 500 Stock Index and (b) an arithmetic average of the chemicals (specialty) segment and the containers-paper segment of such index (the "peer group index"), the two published Standard & Poor's market segments with which the Company is usually compared by the investment community.

     Total return for each assumed investment assumes the reinvestment of all dividends on December 31 of the year in which such dividends were paid. The Company did not pay any cash dividends during this five-year period.

                                                    Composite
                                                    Chemicals
                                                   (Specialty)/
      Measurement Period          Sealed Air       Containers-        Composite
    (Fiscal Year Covered)         Corporation     Paper Index a]        S&P 500
1990                                    100.00          100.00          100.00
1991                                    181.00          169.40          130.00
1992                                    201.00          163.74          139.66
1993                                    253.00          152.37          153.55
1994                                    290.00          159.39          155.52
1995                                    448.00          163.79          213.24

                     AMENDMENT OF THE RESTRICTED STOCK PLAN
                           FOR NON-EMPLOYEE DIRECTORS

     During 1995, the Board of Directors conducted a review of the fees paid to Non-Employee Directors of the Company with a view to making changes to further align the directors' economic interests with those of the stockholders, to develop a competitive director compensation package that is designed to enable the Company to attract, motivate and retain high-caliber individuals to serve as directors, and to reflect the significant growth of the Company over the last several years. In conducting this review, the Board reviewed various sources of information, including studies of directors' compensation paid by other major corporations.

     As a result of this review, during 1995, the Board approved certain adjustments to the retainer fees paid to Non-Employee Directors for service on the Board's two standing committees and to the fees paid to Non-Employee Directors for attending meetings of the Board and its committees. (See "Directors' Compensation" above.) The Board has also approved, subject to stockholder approval, certain amendments to the Restricted Stock Plan for Non-Employee Directors of the Company (the "Directors Stock Plan") that would have the effect of (a) increasing the retainer fee for service on the Board to be paid in Common Stock to the Company's Non-Employee Directors, (b) allowing Non-Employee Directors to make certain transfers of shares received under the Plan to family members or to indirect forms of ownership in order to facilitate the tax or estate planning objectives of Non-Employee Directors, and (c) providing for the adjustment of future awards under the Plan to reflect the effect of any future stock splits or certain other events affecting the Company's capital structure. The Board believes that these amendments to the Plan are reasonable based upon the factors discussed above and recommends that they be approved by the stockholders.

     The Directors Stock Plan, which was approved by the stockholders at the 1991 Annual Meeting, is intended to enhance the ability of the Company to attract and retain Non-Employee Directors of exceptional ability, to motivate its Non-Employee Directors, and to promote the common interest of Non-Employee Directors and stockholders in enhancing the value of the Company's Common Stock. Each Non-Employee Director is eligible to receive grants of shares under this Plan, and each of the nominees for director other than Mr. Dunphy is eligible for awards under the Directors Stock Plan.

     Since its adoption, the Plan has been used to provide for the payment of the annual retainer paid to each Non-Employee Director for serving as a director of the Company, and the Company intends that, if the proposed amendments to the Plan discussed below are adopted, the Plan will continue to be used for this purpose. As discussed more fully below, under the Plan as currently in effect, each Non-Employee Director receives an annual grant of approximately $15,000 in market value of Common Stock following election at the Annual Meeting of Stockholders. Under the proposed amendments to the Plan, the annual Board retainer would be set at 1,200 shares of Common Stock, to be adjusted for any subsequent stock splits, and the Plan would provide for proportionate grants to be made to any Non-Employee Director first elected at other than an annual meeting based upon the number of 30-day periods remaining until the next scheduled annual meeting of stockholders. At the $29.625 per share closing price of the Company's Common Stock on March 15, 1996, the value of a grant of 1,200 shares made on that date under the Plan as proposed to be amended to each of the six Non-Employee Directors would have been $35,550, and a total of 7,200 shares would have been awarded to such directors as a group with a total market value of $213,300. Under the Plan as currently in effect, an annual retainer grant of 500 shares each valued at $14,812.50 would have been awarded to each of the six Non-Employee Directors based on the March 15, 1996 closing price, and a total of 3,000 shares would have been awarded to such six directors as a group with a total market value of $88,875.

     Although the Directors Stock Plan does not prevent the Board from exercising its authority to approve the payment of other retainer or meeting fees to Non-Employee Directors, the adoption of additional plans or arrangements relating to the compensation of Non-Employee Directors, or the amendment of the Company's existing cash fees paid to Non-Employee Directors, the Board of Directors does not currently intend to make any additional changes or to adopt any additional plans or arrangements relating to the compensation of Non-Employee Directors if the proposed amendments to the Directors Stock Plan are approved by the stockholders. However, the Board believes that the current Board retainer fee paid to Non-Employee Directors is not adequate to meet the objectives discussed above, and accordingly, if the proposed amendments to the Directors Stock Plan are not approved by the stockholders, the Board intends to consider making such adjustments as it considers appropriate to such retainer fee.

     The following summary describes the principal features of the Directors Stock Plan as currently in effect and as proposed to be amended. While the Company believes that the following discussion provides a fair summary of the Plan as currently in effect and as proposed to be amended, reference should be made to the text of such Plan, annexed to this Proxy Statement as Exhibit A, for a complete statement of the provisions of such Plan as proposed to be amended. The proposed amendments to the Plan will become effective upon their approval by the stockholders.

     The Directors Stock Plan (as currently in effect)

     The Directors Stock Plan currently provides that each Non-Employee Director of the Company will receive an annual retainer grant consisting of a number of shares determined by dividing $15,000 by the then current market price per share of the Company's Common Stock and rounding to the nearest hundred shares upon election at each annual meeting of the stockholders. An initial grant of 500 shares of Common Stock is awarded to each Non-Employee Director who has not been an officer or employee within 12 months before his or her election as a Director upon his or her initial election as a director. In addition to an initial grant of Common Stock, an interim grant is awarded to any Non-Employee Director who is elected other than at an annual meeting. The number of shares comprising an interim grant is determined by taking a fraction of the number of shares obtained by dividing $15,000 by the then current market price per share, where the fraction corresponds to the fraction of the annual period remaining from the date of election until the next annual meeting of stockholders, and rounding the result to the nearest hundred shares.

     Prior to the issuance of Common Stock to an eligible director, the director must pay the Company an issue price equal to the lesser of $1.00 per share and ten percent (10%) of the market price per share, but not less per share than the par value per share of the Common Stock. All grants to date under the Plan have been made at an issue price of $1.00 per share before giving effect to subsequent stock splits. Each grant of Common Stock pursuant to the Plan is also contingent upon and subject to the execution by the Non-Employee Director of an agreement to hold the shares of Common Stock covered by such grant in accordance with the terms and conditions of the Plan (including without limitation the restrictions on disposition provided for in the Plan) and containing such other terms and conditions as may be required by counsel to the Company in order to comply with federal or state securities laws or other legal requirements.

     Grants of shares of Common Stock pursuant to the Plan are not transferable by the recipient of such award (except for the right to designate a beneficiary in the event of death of the recipient prior to issuance of the shares), and no shares of Common Stock issued pursuant to the Plan, or any interest therein, may be sold, transferred, pledged, encumbered or otherwise disposed of (including without limitation by way of gift or donation) by the Non-Employee Director to whom such shares are issued while such Non-Employee Director remains a director of the Company. During this period, however, as a stockholder of record, the Non-Employee Director is entitled to receive any dividends or other distributions in respect of shares of Common Stock and has voting rights with respect to such shares.

     The restrictions on the disposition of shares issued pursuant to the Plan terminate upon the occurrence of any of certain events related to change of control of the Company that are specified in the Plan. No such event that would lead to the termination of such restrictions on disposition is currently contemplated by the Company.

     The number of shares issuable pursuant to the Plan is subject to adjustment in the event of changes in the Common Stock of the Company by reason of any stock dividend, split-up, combination of shares, reclassification, recapitalization, merger, consolidation, reorganization or liquidation. The Plan currently authorizes the issuance of 75,000 shares of Common Stock for awards under the Plan.

     The Board of Directors may from time to time amend the Directors Stock Plan or discontinue the Plan or any provisions thereof. However, no amendment or modification of the Plan may, without the prior approval of the stockholders of the Company, (a) increase the number of shares of Common Stock available for grant under the Plan, (b) materially increase the benefits accruing to participants under the Plan, (c) modify the requirements as to eligibility for participation under the Plan, or (d) change any of the provisions of the Plan that deal with amendment or termination of the Plan.

     The Directors Stock Plan (as proposed to be amended)

     The proposed amendments to the Directors Stock Plan are as follows:

          (a) The initial grants, annual grants and interim grants described above that are currently provided for in the Plan would be replaced by the following grant provisions:

             (i) Annual Grants. On each date on or after May 17, 1996 on which each Non-Employee Director is elected a director of the Company at each annual meeting of the stockholders of the Company held on or after May 17, 1996, such Non-Employee Director shall receive a grant of 1,200 shares of Common Stock.

             (ii) Interim Grants. If, on or after May 17, 1996, any Non-Employee Director is elected a director at other than an annual meeting of the stockholders of the Company, such Non-Employee Director shall receive on the date of such election a pro rata grant of shares of Common Stock pursuant to the Plan in the amount of 100 shares of Common Stock for each full 30-day period during the period commencing on and including the date of such person's election as a director and ending on and including the date of the next annual meeting of the stockholders of the Company provided for in accordance with the By-Laws of the Company as then in effect. No shares shall be included in such grant on account of any period of less than 30 days.

     Under the Plan as proposed to be amended, the initial 500 share grants referred to above would no longer be made.

          (b) The non-transferability provisions of the Plan (Section 4(c)) would be amended to permit Non-Employee Directors to donate or transfer at cost shares issued under the Plan to certain family members or to trusts or other forms of indirect ownership so long as the Non-Employee Director would be deemed a beneficial owner of the shares with a direct or indirect pecuniary interest in the shares and would retain voting and investment control over the shares while the Non-Employee Director remained a director of the Company.

          (c) The adjustment provisions of the Plan (Section 7) would be amended so that, in addition to the other adjustments provided for in the Plan that are described above, appropriate adjustments would be made by the Board of Directors as to the number of shares to be delivered pursuant to annual grants or interim grants made pursuant to the Plan after the record date or other effective date of any stock dividend, split-up, combination of shares, reclassification, recapitalization, merger, consolidation, reorganization or liquidation. No such event that would lead to such an adjustment is currently contemplated by the Company.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                             SELECTION OF AUDITORS

     The Company, after authorization by the Board of Directors, has appointed KPMG Peat Marwick LLP ("Peat Marwick") to serve as the Company's auditors for the fiscal year ending December 31, 1996, subject to the approval of the stockholders. Proxies received in response to this solicitation will, in the absence of contrary specification, be voted in favor of ratification of such appointment. Peat Marwick has acted in such capacity since 1963 and is considered well qualified. If the proposal to ratify the appointment of Peat Marwick is not approved, the Board of Directors will reconsider its selection of auditors.

     A representative of Peat Marwick is expected to be present at the Annual Meeting. Such representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

               STOCKHOLDER PROPOSALS FOR THE 1997 ANNUAL MEETING

     In order for stockholder proposals for the 1997 Annual Meeting of Stockholders to be eligible for inclusion in the Company's Proxy Statement, they must be received by the Company at its principal office in Saddle Brook, New Jersey, directed to the attention of the Secretary, no later than November 27, 1996.

                                 OTHER MATTERS

     The expenses of preparing, printing and mailing this notice of meeting and proxy material and all other expenses of soliciting proxies will be borne by the Company. Morrow & Co., Inc., New York, New York, will solicit proxies by personal interview, mail, telephone, facsimile, telex or other means of electronic transmission and will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock held of record by such persons. The Company will pay Morrow & Co., Inc. a fee of $5,000 covering its services and will reimburse Morrow & Co., Inc. for payments made to brokers and other nominees for their expenses in forwarding soliciting material. In addition, directors, officers and employees of the Company, who will receive no compensation in addition to their regular salary, if any, may solicit proxies by personal interview, mail, telephone, facsimile or other means of electronic transmission.

     The Company does not know of any matters to be presented at the meeting other than those set forth in this Proxy Statement. However, if any other matters come before the meeting, it is intended that the holders of the proxies may use their discretion in voting thereon.

                                            By Order of the Board of Directors
                                               H. KATHERINE WHITE
                                                   Secretary

Saddle Brook, New Jersey
March 27, 1996

                                   EXHIBIT A

                             RESTRICTED STOCK PLAN
                           FOR NON-EMPLOYEE DIRECTORS
                                       OF
                            SEALED AIR CORPORATION,
                           AS PROPOSED TO BE AMENDED

     Section 1. Purpose. The Restricted Stock Plan for Non-Employee Directors (the "Plan") of Sealed Air Corporation (the "Corporation") is designed to enhance the ability of the Corporation to attract, retain and motivate Non-Employee Directors (as defined in Section 3) of exceptional ability and to promote the common interest of directors and stockholders in enhancing the value of the Corporation's common stock. It is the intention of the Plan to provide for payment in shares of the Corporation's common stock, par value $0.01 per share ("Common Stock"), of all or a portion of the annual retainer paid to each Non-Employee Director for serving as a director of the Corporation.

     Section 2. Stock Available. The stock subject to the Plan shall be such authorized but unissued or treasury shares of Common Stock as shall from time to time be available for issuance pursuant to the Plan. The total amount of Common Stock which may be issued pursuant to the Plan is 75,000 shares, subject to adjustment in accordance with the provisions of Section 7.

     Section 3. Eligibility. Each Non-Employee Director of the Corporation shall be eligible to participate in the Plan. As used in the Plan, the term "Non-Employee Director" shall include any person who, at the time of his or her election to the Board of Directors of the Corporation, is not an officer or employee of the Corporation or any of its Subsidiaries (as such term is defined in Section 16). Any Non-Employee Director who becomes an officer or employee of the Corporation or any of its Subsidiaries shall cease to be eligible to participate in the Plan for so long as such person remains as such an officer or employee.

     Section 4. Grants of Shares. Grants of shares of Common Stock available for issuance under the Plan shall be made as follows:

          (a) Annual Grants. On each date on or after May 17, 1996 on which each Non-Employee Director is elected a director of the Corporation at each annual meeting of the stockholders of the Corporation held on or after May 17, 1996, such Non-Employee Director shall receive a grant of 1,200 shares of Common Stock.

          (b) Interim Grants. In the event that, on or after May 17, 1996, any Non-Employee Director is elected a director at other than an annual meeting of the stockholders of the Corporation, such Non-Employee Director shall receive on the date of such Non-Employee Director's election a grant of shares of Common Stock pursuant to the Plan in the amount of 100 shares of Common Stock for each full 30-day period during the period commencing on and including the date of such person's election as a director and ending on and including the date of the next annual meeting of the stockholders of the Corporation provided for in accordance with the By-Laws of the Corporation as then in effect. No shares shall be included in such grant on account of any such period of less than 30 days.

          (c) Non-Transferability of Grants. Except as provided in (i) or (ii) below, no grant of shares of Common Stock pursuant to the Plan shall be transferable by the recipient of such grant, and no shares of Common Stock issued pursuant to the Plan, or any interest therein, may be sold, transferred, pledged, encumbered or otherwise disposed of (including without limitation by way of gift or donation) by the Non-Employee Director to whom such shares are issued as long as such Non-Employee Director shall remain a director of the Corporation.

             (i) Each Non-Employee Director may provide the Corporation with a written designation in form satisfactory to the Corporation's counsel designating a person or persons ("Beneficiary") entitled to receive shares to be issued pursuant to a grant of shares under the Plan upon the death of such Non-Employee Director after such grant but prior to the issuance of shares pursuant to such grant. The Corporation shall honor each such written designation, provided that the Beneficiary named in such designation shall take all steps necessary to comply with the Plan, including the payment of the Issue Price (as defined below) for such shares if not paid by the Non-Employee Director and the execution of any agreement reasonably required by counsel to the Corporation in order to comply with the Plan or with federal or state securities laws or other legal requirements.

             (ii) Any Non-Employee Director of the Corporation may donate or transfer at cost any such shares to members of the immediate family of such Non-Employee Director or to a trust or other form of indirect ownership (a "Permitted Transferee") on the condition that the Non-Employee Director shall continue to be deemed a beneficial owner of such transferred shares and retain voting and investment control over such shares while the Non-Employee Director remains a director of the Corporation. Any such indirectly-owned shares shall be subject to all terms and restrictions of this Plan. For the purpose of this Section 4(c)(ii), "immediate family" shall have the meaning given in Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), and "beneficial owner" shall have the meaning given in Rule 16a-1 under the Securities Exchange Act, other than for purposes of determining beneficial ownership of more than ten percent of any class of equity securities.

          (d) Execution of Agreement. Each grant of Common Stock pursuant to this Section 4 shall be contingent upon and subject to (i) payment by such Non-Employee Director pursuant to Section 5 of the Issue Price for the shares covered by such grant and (ii) the execution by the Non-Employee Director (or by his or her Beneficiary or Permitted Transferee, as the case may be) of a document agreeing to hold the shares of Common Stock covered by such grant in accordance with the terms and conditions of the Plan (including without limitation Sections 4(c) and 13) and containing such other terms and conditions as may be required by counsel to the Corporation in order to comply with federal or state securities laws or other legal requirements.

     Section 5. Issue Price of Common Stock. Prior to the issuance of Common Stock to a Non-Employee Director pursuant to the Plan, the Non-Employee Director shall pay to the Corporation an amount of money per share ("Issue Price") equal to the lesser of (a) $1.00 per share and (b) ten percent (10%) of the fair market value per share thereof; provided, however, that such amount shall not be less per share than the par value per share of the Common Stock. The Issue Price for shares of Common Stock granted pursuant to the Plan shall be tendered to the Corporation within thirty (30) days after notice of the amount thereof is given by the Corporation to the recipient of such shares.

     Section 6. Change in Control. Notwithstanding any other provision of the Plan, in the event that (i) the Corporation is merged into or consolidated with another corporation or other entity and as a result of such merger or consolidation less than 70% of the combined voting power of the outstanding voting securities of the surviving or resulting corporation or other entity shall, after giving effect to such merger or consolidation, be "beneficially owned" (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act) in the aggregate, directly or indirectly, by the former stockholders of the Corporation (excluding from such computation any such securities beneficially owned, directly or indirectly, by "affiliates" of the Corporation (as defined in Rule 12b-2 under the Securities Exchange Act) and any such securities so beneficially owned, directly or indirectly, by a party to such merger or consolidation), (ii) the Corporation shall sell all or substantially all of its assets, (iii) any "person" is or becomes the "beneficial owner" (as the terms "person" and "beneficial owner" are used in Sections 13(d) and 14(d) of the Securities Exchange Act), directly or indirectly, of securities of the Corporation representing 30% or more of the combined voting power of the Corporation's then outstanding securities, (iv) as a result of any solicitation subject to Rule 14a-11 under the Securities Exchange Act (or any successor rule thereto) one or more persons not recommended by or opposed for election to the Board of Directors by one-third or more of the directors of the Corporation then in office is or are elected a director of the Corporation, or (v) the Corporation shall become subject for any reason to a voluntary or involuntary dissolution or liquidation, then, in any such event, as of the close of business at the principal executive office of the Corporation on the business day immediately preceding the date on which such event occurs, for purposes of the Plan and to the extent that the provisions of the Plan remain applicable to shares granted under the Plan, the restriction provided for in
Section 4(c) of the Plan shall without further act expire and cease to apply to any securities granted under the Plan, the requirement of a legend on stock certificates provided for in Section 9 of the Plan shall without further act expire and cease to apply to any securities granted under the Plan, and each Non-Employee Director or Permitted Transferee holding shares issued under the Plan shall thereupon have the right to receive an unlegended certificate as set forth in the last sentence of Section 9 of the Plan.

     Section 7. Adjustments. In the event of changes in the Common Stock of the Corporation after the Effective Date of the Plan by reason of any stock dividend, split-up, combination of shares, reclassification, recapitalization, merger, consolidation, reorganization or liquidation: (a) the restrictions provided in Section 4(c) and the requirement of a legend on stock certificates provided in Sections 9 and 10(d) shall apply to any securities issued in connection with any such change in respect of stock which has been granted under the Plan and (b) appropriate adjustments shall be made by the Board of Directors as to (i) the number of shares to be delivered pursuant to grants made pursuant to Section 4(a) or 4(b) on or after the record date or other effective date of such change, (ii) the number of shares to be delivered and the Issue Price where such change occurred after the date of the grant but before the date the stock covered by the grant is delivered and (iii) the number and class of shares available under the Plan in the aggregate, which changes shall be made in the same manner as such items are adjusted for purposes of the Contingent Stock Plan of Sealed Air Corporation as then in effect.

     Section 8. Action by Corporation. Neither the existence of the Plan nor the issuance of Common Stock pursuant thereto shall impair the right of the Corporation or its stockholders to make or effect any adjustments, recapitalizations or other change in the Common Stock referred to in Section 7, any change in the Corporation's business, any issuance of debt obligations or stock by the Corporation or any grant of options on stock of the Corporation.

     Section 9. Legend on Stock Certificates. Every certificate of Common Stock issued pursuant to the Plan shall, so long as the restrictions imposed by the Plan (including without limitation Section 4(c)) remain in effect, bear a legend in substantially the following form:

          This certificate and the shares represented hereby are held subject to the terms of the Restricted Stock Plan for Non-Employee Directors of Sealed Air Corporation, which Plan provides that neither the shares issued pursuant thereto, nor any interest therein, may be sold, transferred, pledged, encumbered or otherwise disposed of (including without limitation by way of gift or donation) except in accordance with such Plan. A copy of such Plan is available for inspection at the executive offices of Sealed Air Corporation.

Each Non-Employee Director and his or her Permitted Transferees may surrender to the Corporation the certificate or certificates representing such shares in exchange for a new certificate or certificates, free of the above legend, at any time after either such Non-Employee Director has ceased to be a director of the Corporation or the restriction set forth in Section 4(c) has otherwise ceased to apply to the shares covered by such certificate.

     Section 10. Government and Other Regulations and Restrictions.

          (a) In General. The issuance by the Corporation of any shares of Common Stock pursuant to the Plan shall be subject to all applicable laws, rules and regulations and to such approvals by governmental agencies as may be required.

          (b) Registration of Shares. The Corporation shall use its reasonable commercial efforts to cause the grants of shares of Common Stock to be made pursuant to this Plan to be registered under the Securities Act of 1933, as amended (the "Securities Act"), but shall otherwise be under no obligation to register any shares of Common Stock issued under the Plan under the Securities Act or otherwise. If, at the time any shares of Common Stock are issued pursuant to the Plan or transferred to a Permitted Transferee, there shall not be on file with the Securities and Exchange Commission an effective Registration Statement under the Securities Act covering such shares of Common Stock, the person to whom such shares are to be issued will execute and deliver to the Corporation upon receipt by him or her of any such shares an undertaking, in form and substance satisfactory to the Corporation, that (i) such person has had access or will, by reason of such person's service as a director of the Corporation or otherwise, have access to sufficient information concerning the Corporation to enable him or her to evaluate the merits and risks of the acquisition of shares of the Corporation's Common Stock pursuant to the Plan, (ii) such person has such knowledge and experience in financial and business matters that such person is capable of evaluating such acquisition, (iii) it is the intention of such person to acquire and hold such shares for investment and not for the resale or distribution thereof, (iv) such person will comply with the Securities Act and the Securities Exchange Act with respect to such shares, and (v) such person will indemnify the Corporation for any costs, liabilities and expenses which the Corporation may sustain by reason of any violation of the Securities Act or the Securities Exchange Act occasioned by any act or omission on his or her part with respect to such shares.

          (c) Resale of Shares. Without limiting the generality of Section 4(c), shares of Common Stock acquired pursuant to the Plan shall not be sold, transferred or otherwise disposed of unless and until either (i) such shares shall have been registered by the Corporation under the Securities Act, (ii) the Corporation shall have received either a "no action" letter from the Securities and Exchange Commission or an opinion of counsel acceptable to the Corporation to the effect that such sale, transfer or other disposition of the shares may be effected without such registration, or (iii) such sale, transfer or disposition of the shares is made pursuant to Rule 144 of the General Rules and Regulations promulgated under the Securities Act, as the same may from time to time be in effect, and the Corporation shall have received an opinion of counsel acceptable to the Corporation to such effect.

          (d) Legend on Certificates. The Corporation may require that any certificate or certificates evidencing shares issued pursuant to the Plan bear a restrictive legend, and be subject to stop-transfer orders or other actions, intended to effect compliance with the Securities Act or any other applicable regulatory measures.

     Section 11. Corporation's Right to Terminate Retention;
Non-Exclusivity. Nothing contained in the Plan shall prevent the Board of Directors from adopting other or additional compensation arrangements or modifying existing compensation arrangements for Non-Employee Directors, subject to stockholder approval if such approval is required by applicable statute, rule or regulation; and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan shall not confer upon any member of the Board of Directors of the Corporation any right to continued membership on the Board of Directors of the Corporation.

     Section 12. No Rights in Common Stock. No Non-Employee Director, Beneficiary or Permitted Transferee shall have any interest in or be entitled to any voting rights or dividends or other rights or privileges of stockholders of the Corporation with respect to any shares of Common Stock granted pursuant to the Plan unless, and until, shares of Common Stock are actually issued to such person and then only from the date such person becomes the record owner thereof.

     Section 13. Tax Withholding. The Corporation shall make appropriate provisions for the payment of any Federal, state or local taxes or any other charges that may be required by law to be withheld by reason of a grant or the issuance of shares of Common Stock pursuant to the Plan.

     Section 14. No Liability. No member of the Board of Directors of the Corporation, nor any officer or employee of the Corporation acting on behalf of the Board of Directors of the Corporation, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Board of Directors and each and any officer or employee of the Corporation acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Corporation in respect of any such action, determination or interpretation.

     Section 15. Successors. The provisions of the Plan shall be binding upon and inure to the benefit of all successors of any person receiving Common Stock of the Corporation pursuant to the Plan, including, without limitation, the estate of such person and the executors, administrators or trustees thereof, the heirs and legatees of such person, and any receiver, trustee in bankruptcy or representative of creditors of such person.

     Section 16. Subsidiaries. For the purposes of the Plan, the term "Subsidiaries" includes those corporations 50 per cent or more of whose outstanding voting stock is owned or controlled, directly or indirectly, by the Corporation and those partnerships and joint ventures in which the Corporation owns directly or indirectly a 50 per cent or more interest in the capital account or earnings.

     Section 17. Expenses. The expenses of administering the Plan shall be borne by the Corporation.

     Section 18. Pronouns. Masculine pronouns and other words of masculine gender shall refer to both men and women.

     Section 19. Termination and Amendment of the Plan. The Board of Directors may from time to time amend this Plan, or discontinue the Plan or any provisions thereof; provided that no amendment or modification of the Plan shall, without the prior approval of the stockholders of the Corporation:

          (a) increase the number of shares of Common Stock available for grant under the Plan;

          (b) materially increase the benefits accruing to participants under the Plan;

          (c) modify the requirements as to eligibility for participation under the Plan; or

          (d) change any of the provisions of this Section 19.

No amendment or discontinuation of the Plan or any provision thereof shall, without the written consent of the participant, adversely affect any shares theretofore granted to such participant under the Plan.

     Section 20. Effective Date. The Plan became effective (the "Effective Date") on May 17, 1991 and was amended as of February 7, 1996. The amendments to the Plan set forth herein shall become effective on the date of their approval by the affirmative vote of a majority of the shares of the Corporation's Common Stock present in person or represented by proxy and entitled to vote at the meeting of the stockholders at which such amendments are submitted for approval.

PROXY

                             SEALED AIR CORPORATION

      PROXY -- SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned appoints T.J. Dermot Dunphy, Robert M. Grace, Jr. and H. Katherine White, or a majority of such thereof as shall act (or if only one shall act, then that one) (the "Proxy Committee"), proxies with power of substitution, to vote all the common stock of Sealed Air Corporation (the "Company") registered in the name of the undersigned at the Annual Meeting of Stockholders to be held at the offices of the Company at Park 80 East, Saddle Brook, New Jersey on May 17, 1996 at 11:00 A.M., Eastern Daylight Savings Time, and at any adjournments thereof.

                                                  (change of address/comments)

Election of Directors, Nominees:                ________________________________

J.K. Castle, L.R. Codey,                        ________________________________
T.J.D. Dunphy, C.F. Farrell, Jr.,
D. Freeman, A.H. Miller, R.L. San Soucie        ________________________________

                                                ________________________________
                                                (If you have written in the
                                                above space, please mark the
                                                corresponding box on the reverse
                                                side of this card)


YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD. PLEASE SIGN ON THE THE REVERSE SIDE AND MAIL IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

                                   -----------
                                   SEE REVERSE
                                      SIDE
                                   -----------

                                                                            1386

/X/   PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

            THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DESCRIBED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTIION OF ALL NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2 AND 3.

--------------------------------------------------------------------------------
       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2 AND 3.
--------------------------------------------------------------------------------

1. Election of Directors (see reverse)

                                       FOR        WITHHELD
                                       / /          / /

For, except vote withheld from the following nominee(s):

________________________________________________________

2. Amendment of Restricted Stock Plan for Non-Employee Directors.

                                       FOR        AGAINST        ABSTAIN
                                       / /          / /            / /

3. Ratification of the appointment of KPMG Peat Marwick LLP as the independent auditors for the year ending December 31, 1996.

                                       FOR        AGAINST        ABSTAIN
                                       / /          / /            / /

4. In accordance with the Proxy Committee's discretion, upon such other matters as may properly come before the meeting.

--------------------------------------------------------------------------------

Please mark this box if you have noted a change of address or any comments in
the space on the reverse side of this card.                                 / /

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. Receipt is hereby acknowledged of the Proxy Statement dated March 27, 1996.


SIGNATURE(S)_______________________________________________DATE_________________
NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN.
      EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC. SHOULD GIVE FULL TITLE AS SUCH. IF SIGNING IN A CORPORATE CAPACITY, PLEASE SIGN FULL CORPORATE NAME BY A DULY AUTHORIZED OFFICER.